Exhibit 15

February 28, 2005

PHH Corporation
3000 Leadenhall Road
Mt. Laurel, New Jersey

We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of PHH Corporation and subsidiaries for the periods ended March 31, 2004 and 2003, June 30, 2004 and 2003, and September 30, 2004 and 2003 as indicated in our reports dated April 29, 2004, July 30, 2004 and October 29, 2004, respectively. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey